EXHIBIT 99.2

Third Quarter 2012 Results Call
November 8 , 2012
Operator:

Good afternoon, ladies and gentlemen, and welcome to the Inuvo Inc. Third Quarter 2012 Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you do have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to our host, Mr. Alan Sheinwald, President of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:

Thank you and good afternoon.  I’d like to thank everyone for joining us today for the Inuvo Inc. Third Quarter 2012 Results Conference Call.  Mr. Peter Corrao, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer of Inuvo Inc., will be your presenters on the call.

Before we begin, I’m going to review the company’s Safe Harbor statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially.  When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo Inc. are such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo Inc. at this time.  In addition, other risks are more fully described in Inuvo Inc.’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’d now like to congratulate management on a strong quarter and introduce Mr. Peter Corrao, CEO of Inuvo Inc.  Peter, please go ahead.

Peter Corrao:

Thank you, Alan, and thank you, everyone, for joining us this afternoon for our Third Quarter 2012 conference call.

Management is pleased with both the operation and financial achievements that the company made throughout the Third Quarter and fiscal 2012.  Sequential revenue increased 20% to $15.5 million, when compared to the second quarter 2012 while our adjusted EBITDA topped $1 million, an increase of more than 500% when compared to the same time period.   We have focused our strategic plan on increasing Tier 1 market search queries from our Alot users, restructuring our ValidClick business to focus on smaller publishers, and increasing revenue from our owned and operated properties, including Local.alot and Yellowise.  In doing so we were able to achieve higher revenue along with increased adjusted EBITDA and consequentially improve our overall financial results.

I would like to mention that while hurricane Sandy has affected many of our employees’ personal lives, I want to assure our shareholders that while our New York City our office was closed for a week, the storm has not  had a material impact on our business results.

During the third quarter search queries increased in Tier 1 markets over our Q2 results as we added new users in Tier 1 markets while continuing our marketing efforts in new countries.  We plan to continue to increase our focus on more profitable and higher monetizing Tier 1 search queries with alOt,  further we plan to expand our third party Publisher Network by adding new ValidClick publishers, and importantly we have launched additional enhancements to our BargainMatch platform, all of which we expect will increase our revenue in Q4 2012.

I will now give you a brief update regarding Inuvo’s two business segments.

The Company’s high-gross margin Software Search segment continues to grow, delivering revenue of $7.9 million for the third quarter 2012 compared to $7.4 million for Q2 2012.   The increase in top line growth is primarily attributable to the increase in the number of Tier 1 search queries from the user base of our alOt Appbar, which is a result of our targeting Tier 1 users, and higher revenue sharing rates from our monetization partner due to our hitting higher revenue targets. We continue to have a market presence in 26 countries and 8 languages.  We are extremely pleased with the solid performance of this business.

The development of our Publisher Network, which comprises the other half of our business is also expanding.  We have over 1,500 publishers and we expect to continue to grow our third party publisher base during Q4. Additionally, our Publisher Network has experienced growth in our Local.alot and Yellowise owned and operated sites.  We expect our Publisher Network to generate  quarter-over-quarter revenue growth for Q4 2012.

In addition to the increased revenue growth that the company experienced, we also maintained strict control over our operating costs, in an effort to improve our bottom-line.  Because of this we remain ahead of previous expense reduction projections as we moves towards overall profitability.  We are currently tracking $900,000 ahead of anticipated annualized operational savings of $2.9 million from expense reductions after our Vertro merger.

To summarize our quarter and our outlook:

●
Revenue Growth.  Our Publisher Network segment had a revenue growth rate of 40% in the third quarter of 2012 compared to the second quarter of 2012.  Our Software Search segment had a revenue growth rate of 6% for the third quarter of 2012 compared to the second quarter of 2012.  In September 2012, we attained revenue growth leading to a higher revenue share from our advertising partner  for our Publisher Network segment and in July 2012, for the first time in over a year, revenue growth in our Software Search Segment reached a level that yielded a higher revenue share from our advertising partner for that business segment. We expect these higher revenue share rates to continue into Q4 2012 and the higher percentage revenue share with each advertising partner is substantial and a meaningful component of our revenue growth.  Our Yellowise and Local.alot owned and operated sites are contributing meaningful incremental revenues on a quarter by quarter basis and we expect their growth to continue. In addition we expect to see meaningful revenue coming from our BargainMatch.com product.

●
Cost Containment. With the Vertro merger we anticipated that we would save approximately $2.9mm in operating expense synergies on an annualized run rate. As of the close of Q3 2012 we were on a run rate approximately $0.9 million ahead of that expectation and we expect these saving to flow through to our bottom line throughout Q4 2012 and beyond.  Additionally, cash expenditures for our direct marketing and bundled downloads for our Appbar distribution has declined significantly since the Vertro merger in March 2012.  For example, in the three months ended June 30, 2012 we spent $6.4 million compared to $5.8 million in the three months ended September 30, 2012, while growing the revenue.

I would now like to turn the call over to Wally Ruiz, Chief Financial Officer, who will provide greater detail of our financial results.  Wally.

Wally Ruiz:

Thank you, Peter.  We are pleased with the financial achievements that we have made and the overall direction in which the company is headed.  Current forecasts lead us to believe we will continue to grow throughout the fourth quarter and beyond.
Effective with the third quarter reporting, we have realigned our business segments into two – Software Search and Publisher Network, rather than the former three segments which included “Partner Programs”. We merged the “Partner Programs” segment into the other two.
Net revenues for the three months ended September 30, 2012, were $15.5 million, up 89% compared to the three months ended September 30, 2011. Gross profit increased 142% to $8.7 million in the three months ended September 30, 2012 compared to the same period of 2011.  These increases were due entirely to the Company’s Software Search segment as a result of the merger with Vertro.

Net revenue from the Software Search segment was $7.9 million, or 50.9% of total revenues.  This segment is mainly from the merger with Vertro.

Revenue from the Publisher Network segment decreased 6.7% to $7.6 million for the three months ended September 30, 2012 compared to the same period of 2011.  This decrease was due to a decline in the number of transactions driven through both our owned and operated websites and through third party affiliates using the ValidClick platform, as well as to a $170,000 reserve we booked as a charge to revenue for anticipated chargebacks.  Revenue from the Publisher Network segment is dramatically improving since the merger with Vertro due to the launching of the owned and operated website, local.alot and to the restructuring of ValidClick to focus on smaller publishers .  Revenue improved $2.2million or 408% from the second quarter of 2012.

The Company reported a net loss of $1.3 million, or $0.06 per share, for the three months ended September 30, 2012, compared to a net loss of $1.4 million, or $0.14 per share, for the corresponding period last year.
EBITDA, adjusted for stock compensation expense and merger costs was approximately $1 million in the quarter that ended September 30, 2012 that compares to an adjusted EBITDA of $88,000 in the same quarter last year and an adjusted EBITDA of $204,000 in the immediate preceding quarter, the quarter ending June 30, 2012.

Nine Month Financial Results for the period ended September 30, 2012

In the nine months ended September 30, 2012, net revenues increased 27% to $37.1 million compared to the same period in 2011.  Gross profit increased by 45% to $18.9 million in the nine months ended September 30, 2012 compared to the same period of 2011.  These increases were due to revenue from the Software Search segment as a result of the merger with Vertro.

Net revenues from the Software Search segment were $17.7 million for the nine months ended September 30, 2012, accounting for 47.7% of total revenues for that period.

Net revenue from the Publisher Network segment were $19.4 million for the nine months ended September 30, 2012, accounting for 52.3% of total revenues for that period and decreased 33.4% compared to the same period of 2011.  This was due to the same reason as I described earlier for the three month period; a decline in the number of transactions driven through both our owned and operated websites and through third party affiliates using the ValidClick platform,

The Company reported a net loss for the nine month period ended September 30, 2012, of $6.2 million, or $0.30 per share, compared to $4.6 million, or $0.50 per share for the same period in 2011.
Adjusted EBITDA was approximately $1.5 million in the nine months ending September 30, 2012 and that compares to a negative adjusted EBITDA of $44,000 in the same period last year.

Balance Sheet as of September 30, 2012

Turning the balance sheet, cash and cash equivalents totaled $3.2 million at September 30, 2012compared to $4,000 at December 31, 2011.  Bank debt was  approximately $7.9 million compared to $2.9 million at the prior year end.While we were burning cash during the first half of this year, we are now generating cash from operations.

I would like to now turn the call back to Peter for closing remarks.

Peter Corrao:

Thank you, Wally.

Management remains excited with the prospects that lay ahead, both in the fourth quarter and beyond.  We look forward to providing additional information on our operation and financial achievements as they materialize.  We firmly believe that Inuvo is poised for topline growth throughout Q4 as we leverage key strategic relationships.

Moving forward in our Publisher Network we anticipate continued growth from new publishers.   We are also working to expand our relationships with several partners to enhance our browser add-on while adding other mobile or desktop Apps.

On the Software Search side we expect to continue to optimize our buying to improve our tier mix to the higher revenue higher margin producing tier 1 users located in the United States and to continue to explore new niches for direct marketing to enhance our product offerings and revenue generation.  Lastly, we remained focus on continuing to optimize our direct marketing campaigns.

On behalf of the entire team at Inuvo, I would like to thank you all for joining us on today’s call and we look forward to providing even greater success in the quarters that follow as we strive towards increasing shareholder value.

We are now available to answer any questions from participants.

Operator:

Ladies and gentlemen, if you do have a question, please press the star, followed by the one at this time.  To withdraw your question, please press the star, followed by the two. Please lift the handset before making your selection.  Once again, if you do have a question, please press the star, followed by the one.

*****QUESTION AND ANSWER PERIOD*****

Operator:

Ladies and gentlemen, this does conclude our conference for today.  We’d like to thank all of you for your participation.  You may now disconnect.